                                   EXHIBIT 5

                                October 7, 1997



Pervasive Software Inc.
8834 Capital of Texas Highway
Austin, Texas 78759


          Re:  Pervasive Software Inc. Registration Statement for
               Offering of 3,928,611 Shares of Common Stock


Ladies and Gentlemen:

          We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 3,428,611 shares of Common Stock under the 1997 Stock Incentive Plan, and (ii) 500,000 shares of Common Stock under the Employee Stock Purchase Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1997 Stock Incentive Plan and the Employee Stock Purchase Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                       Very truly yours,



                       /s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP